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                            Maverick Tube Corporation
                                and Subsidiaries

                 Exhibit 11.1 Computation of Earnings per Share

                                                         For quarter ended March 31          For six month ended March 31
                                                      ----------------------------------
                                                           1998               1997              1998              1997
                                                      ---------------    ---------------   ---------------   ---------------

Basic:

       Average shares outstanding                         15,437,474         14,950,254        15,436,370        14,947,164

       Net income used in per share calculation         $  4,707,000        $ 2,978,000       $11,276,000        $5,586,000

       Net income per common share                           $0.30             $0.20            $0.73              $0.37



Diluted:

       Average shares outstanding                         15,437,474         14,950,254        15,436,370        14,947,164
       Net effect of stock options                                                                                  164,199
                                                             188,066            188,836           205,851
                                                      ---------------    ---------------   ---------------   ---------------
                                                          15,625,540         15,139,090        15,642,221        15,111,363

       Net income used in per share calculation         $  4,707,000        $ 2,978,000       $11,276,000        $5,586,000

       Rounding difference                                      0.00            (0.01)             0.00               0.00

       Net income per common share                           $ 0.30             $0.19             $0.72              $0.37
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